BPO MANAGEMENT SERVICES APPOINTS RUSSELL CLEVELAND
TO BOARD OF DIRECTORS

ANAHEIM, Calif., June 18, 2007 - BPO Management Services, Inc. “BPOMS” (OTCBB: BPOM), a full service business process outsourcing company focused on serving middle market enterprises, announced today that Russell Cleveland, Chief Executive Officer and Director of RENN Capital Group, has joined its Board of Directors.

In addition to his position at RENN Capital Group, Mr. Cleveland is a Chartered Financial Analyst with more than thirty-five years experience specializing in investments in smaller capitalization companies. A graduate of the Wharton School of Business, he has served as president of the Dallas Association of Investment Analysts and currently serves on the Boards of several public companies. RENN Capital Group was among the institutional investors that participated in BPOMS’ recent private placement transaction of $14 million through C.E. Unterberg, Towbin (see press release dated June 14, 2007).

“Russell’s extensive experience in advising management teams on leading and growing small capitalization companies will add tremendous value as we execute on our growth strategy,” said Patrick Dolan, Chief Executive Officer. “Russell has a proven track record of success, and has published a number of well-known books. We are honored to have him on our Board and look forward to him contributing to our success.”

About BPO Management Services, Inc.:
BPO Management Services, Inc. (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical or factual information, the matters discussed in this press release, including without limitation the Company’s future growth plans and the ability of the Company’s common stock to trade or be quoted on various markets, are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the ability to complete planned acquisitions, the availability of financing and changes in market and business conditions; and other risks and factors detailed from time to time in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

Contact:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726